Exhibit 10.18

March 6, 2014

LHC Group, Inc.

Lafayette, Louisiana

Ladies and Gentlemen:

We have audited the consolidated balance sheets of LHC Group, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and have reported thereon under date of March 6, 2014. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2013. As stated in note 1 to those financial statements, the Company changed its annual goodwill and intangible assets impairment testing date from September 30 to November 30 and states that the accounting change is preferable in the circumstances because the change allows the Company to use a more current, complete, comprehensive, and thorough set of budget and financial plan information for each reporting unit, which in turn would enhance the depth, strength, and quality of the Company’s determination of the reporting unit fair values, which are the basis for performing the annual impairment analysis. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP